                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of February 3, 1999 (the "Commencement Date") by and between Grant Geophysical, Inc., a Delaware corporation (the "Company"), and Richard H. Ward, who resides at 1211 Ripple Creek Drive, Houston, Texas 77057 ("Executive").

                                   WITNESSETH:

         WHEREAS, the Company is desirous of employing Executive on the terms and conditions, and for the consideration hereinafter set forth, and Executive is desirous of being employed by the Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

                                   ARTICLE 1.
                              EMPLOYMENT AND DUTIES

         Section 1.1 Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive agrees to be employed by the Company, for the term set forth in Article 3.

         Section 1.2 Position; Location. From and after the Commencement Date, the Company shall employ Executive in the position of President and Chief Executive Officer of the Company and its subsidiaries, or in such other position or positions as the parties mutually may agree, and Executive shall perform such duties, consistent with Executive's job title or titles, as may be prescribed from time to time by the Board of Directors of the Company (the "Board").

         Section 1.3 Duties and Services. Executive agrees to serve in the positions referred to in Section 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices. For so long as Executive is employed by Company, Executive agrees to devote his full and exclusive business time and attention to the business of Company and its subsidiaries and affiliates, to perform all duties in a professional and prudent manner, and to devote the best of his skill, energy, experience and judgment to such duties. Executive shall have all the powers associated with his positions, subject to all policies and guidelines as may be established by the Board. Executive agrees to devote his full business time to the performance of services hereunder and not to engage in any other activity or own any interest that would conflict with the interests of Company or would interfere with his responsibilities to Company or the performance of his duties hereunder; provided, however, that this Agreement shall not prohibit Executive from:


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(a) serving as a member of the board of directors, board of trustees or the like of any for profit or non-profit entity, or performing services of any type for any civic or community entity, whether or not Executive receives compensation therefor; (b) investing his assets in such form or manner as will require no more than nominal services on the part of Executive in the operation of the business of the entity in which such investment is made; or (c) serving in various capacities with, and attending meetings of, professional, industry, trade or governmental groups and associations, including without limitation the industry, trade or governmental groups and associations with which Executive is currently involved, as long as Executive's engaging in activities permitted by virtue of clauses (a), (b) or (c) above does not interfere with the ability of Executive to perform the services and discharge the responsibilities required of him under this Agreement nor conflict with any of Executive's covenants or obligations hereunder.

                                   ARTICLE 2.
                            COMPENSATION AND BENEFITS

         Section 2.1 Base Salary. During his employment hereunder, Executive shall receive an annual base salary equal to $225,000. Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

         Section 2.2 Bonuses. Executive shall receive such bonuses, if any, as the Board shall award him in its sole discretion pursuant to such bonus programs as the Company may have in effect from time to time, in which programs Executive shall be entitled to participate on the same basis as the Company's other executive officers.

         Section 2.3 Initial Stock Grant and Stock Options. The Company shall grant to Executive, effective as of the Commencement Date, an option (the "Option") to purchase 600,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock") pursuant to the Stock Option Agreement in the form attached hereto as Exhibit "A" (the "Option Agreement").

         Section 2.4 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

                  (a) Subject to compliance with the Company's standard policies and procedures with respect to expense reimbursement, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive in connection with the performance of his duties hereunder.

                  (b) Executive and, to the extent applicable, Executive's spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, generally available to other executive employees of the Company.


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                                   ARTICLE 3.
                       TERM AND TERMINATION OF EMPLOYMENT

         Section 3.1 Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period (the "Term") beginning on the Commencement Date and ending three years thereafter. If the employment relationship is not terminated prior to the end of the Term, either the Company or Executive may elect, for any reason whatever, with or without cause, to cause the employment relationship to cease as of the expiration of the Term. This shall occur by either party giving a written notice to the other party at least 120 days prior to the end of the Term that the employment relationship shall cease as of the expiration of the Term. Should Executive serve the full Term and remain employed by the Company beyond the expiration of the Term, such employment shall convert to a month-to-month, at-will relationship, which shall be deemed part of the Term for purposes of Article 4 hereof. Such at-will relationship may be terminated at any time by either Executive or the Company for any reason whatsoever, with or without cause, upon 30 days' prior written notice to the other party.

         Section 3.2 The Company's Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

                  (a) upon Executive's death;

                  (b) upon Executive's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing, in the good faith determination of the Board, the duties and services required of him hereunder on a full-time basis for a period of at least 60 consecutive days or for a period of 90 days in any 12 month period;

                  (c) for "Cause," which for purposes of this Agreement shall mean (i) the commission of a felony or any other act or omission involving dishonesty, disloyalty, or fraud with respect to the Company or any of its customers or suppliers, (ii) conduct tending to bring the Company into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably requested by the Board or its designees, (iv) gross negligence or willful misconduct in connection with the performance of Executive's duties as an employee or (v) a material breach (which shall include, without limitation, all breaches of Article 4 hereof by Executive) or repeated violation of this Agreement; provided that in the case of a violation of his duties as described in Article 1, the violation, if correctable, remains uncorrected for 30 days following written notice to Executive by the Company of such breach or violation.

                  (d) without Cause, in which event the Company's obligation to Executive under this Agreement shall be limited solely to the payment, at the time and upon the terms


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         provided for herein, of Executive's annual base salary payable pursuant to Section 2.1 for the remainder of the Term. Any amounts due to Executive pursuant to this Section 3.2(d) shall be due and payable as and when they would have become due and payable had Executive not been so terminated.

                  (e) Notwithstanding anything to the contrary contained herein, the Company has the right, at any time during the Term to terminate Executive's employment under this Agreement and discharge Executive if the Board reasonably determines that Executive has failed to perform his obligations under this Agreement in a manner consistent with the Board's expectations of the performance levels, technical and managerial skills and productivity of the Company's senior management personnel. If Executive is so terminated, the Company's obligation to Executive under this Agreement shall be limited solely to the payment, at the time and upon the terms provided for herein, of 50% of Executive's annual salary payable pursuant to Section 2.1 for the number of full months remaining in the term of this Agreement had Executive not been so terminated. Any amounts due to Executive pursuant to this Section 3.2(e) shall be due and payable as and when they would have become due and payable had Executive not been so terminated.

         Section 3.3 Notice of Termination. If the Company desires to terminate Executive's employment hereunder at any time prior to expiration of the Term, it shall do so by giving written notice to Executive that it has elected to terminate Executive's employment hereunder and stating the effective date of such termination and the reason for such termination, provided that, except as provided herein, no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of
Article 4 hereof. Any notice of termination from the Company to Executive shall indicate the specific termination provision of this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Except as provided in Sections 3.2(d) and 3.2(e) (if applicable), upon any such termination, the Company shall cease paying Executive the compensation and benefits set forth in Article 2 and have no further obligation to Executive.

                                   ARTICLE 4.
                            PROTECTION OF INFORMATION

         Section 4.1 Disclosure to Executive. The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company and/or its affiliates; and/or shall entrust Executive with business opportunities of the Company and/or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of the Company and/or its affiliates.

         Section 4.2 Disclosure to and Property of the Company. All information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's


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employment by the Company (whether during business hours or otherwise and whether on the Company's premises or otherwise) which relate to the Company's business, products, or services (including, without limitation, all such business ideas, prospects, proposals and other opportunities pertaining to (a) the purchasing, acquiring, gathering, processing, interpreting, marketing, licensing, selling or delivering seismic or other geophysical data or records of any nature whatsoever, and (b) the exploration potential of geographical areas on which oil and gas exploration prospects are located, which are developed by Executive during his employment by the Company, or originated by any third party and brought to the attention of Executive during his employment by the Company, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written, electronic or charted means, engineering data, reserve calculations or production methods)) (collectively, "Business Information") shall be disclosed to the Company and is and shall be the sole and exclusive property of the Company. Moreover, all documents, drawings, notes, lease files, well files, seismic and statistical data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Executive's employment by the Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to the Company.

         Section 4.3 No Unauthorized Use or Disclosure. Executive will not, at any time during or after Executive's employment by the Company, make any unauthorized disclosure of Business Information of the Company or its affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this Article 4. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company and its affiliates, Executive also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company's Business Information.

         Section 4.4 Ownership by the Company. If during Executive's employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as written presentations, computer programs, E-mail, voice mail, electronic databases, drawings, maps, models, manuals, brochures, or the like) relating to the Company's business, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company's premises or otherwise), the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by the Company as a contribution to a collective or compiled work then the work shall be considered to be work made for hire and the Company shall be author of the work. If such work is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive


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hereby agrees to assign, and by these presents does assign, to the Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

         Section 4.5 Assistance by Executive. Both during the period of Executive's employment by the Company and thereafter, Executive shall assist the Company and its nominee, at any time, in the protection of the Company's worldwide right, title, and interests in and to information, ideas, concepts, improvements, discoveries, and inventions, and copyrighted works including without limitation, the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States or foreign countries.

         Section 4.6 Covenants Not to Compete. In consideration of the acknowledgments and agreements by Executive in Section 4.10, and in consideration of the compensation and benefits to be paid or provided to Executive by the Company, Executive covenants that he will not, directly or indirectly:

                  (a) during Executive's employment hereunder and during the Post-Employment Period (as defined below), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend Executive's name or any similar name to, lend Executive's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Company or any affiliate of the Company, which restriction, because of Executive's position, duties and responsibilities as President and Chief Executive Officer of the Company, shall have effect and be enforceable anywhere within the geographic areas in which the Company or any such affiliate now or hereafter conducts its business; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but only as a passive investor and without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                  (b) whether for Executive's own account or for the account of any other person, at any time during Executive's employment hereunder and the Post-Employment Period, solicit business of the same or similar type being carried on by the Company or any affiliate of the Company, from any customer of the Company or any such affiliate during or after the Executive's employment with the Company, whether or not Executive had personal contact with such person during and by reason of Executive's employment with the Company;

                  (c) whether for Executive's own account or the account of any other person at any time during Executive's employment hereunder and the Post-Employment Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Company or any affiliate of the Company at


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         any time during or after the Executive's employment with the Company or in any manner induce or attempt to induce any employee of the Company or any such affiliate to terminate his employment with the Company; or
         (ii) interfere with the Company's or any affiliate's relationship with any person, including any person who at any time during or after the Executive's employment with the Company is or was an employee, contractor, supplier, or customer of the Company or any such affiliate; or

                  (d) at any time during or after Employee's employment with the Company, disparage the Company or any of its affiliates, shareholders, directors, officers, employees, or agents.

         For purposes of this Section 4.6, the term "Post-Employment Period" means a period that begins on the date of termination of Executive's employment with the Company and ends on the later to occur of (i) two years from the date thereof and (ii) the Company ceasing to pay the Executive any amounts pursuant to Sections 3.2(d) or (e); provided, however, that if the Company gives the 120-day written notice to the Executive specified in Section 3.1 and the Executive's employment then terminates pursuant to Section 3.1 at the end of the Term, then the "Post-Employment Period" shall be inapplicable.

         If any covenant in this Section 4.6 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

         Executive will, while the covenant under this Section 4.6 is in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of Executive's new employer. The Company may notify such new employer that Executive is bound by this Agreement.

         Section 4.7 No Conflicts, Disclose. In keeping with Executive's duties to the Company during the period of Executive's employment by the Company, Executive shall not, acting alone or in conjunction with others, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Executive shall promptly disclose to the Company any facts that might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive would or might arise, and which should be reported immediately by Executive to the Company include, but are not limited to, the following: (a) acceptance, directly or indirectly, of payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business, including, but not limited to, gifts, trips, entertainment or other favors of more than nominal value; (b) misuse of information or facilities of the Company to which Executive has access in a manner which is detrimental to the interests of the Company such as


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utilization for Executive's own benefit of know-how or information developed through the business or research activities of the Company; and (c) the appropriation to Executive or the diversion to others, directly or indirectly, of any business opportunity with respect to which it is known or could reasonably be anticipated that the Company would be interested such as the opportunity for the creation of a joint venture or other business relationship, or the marketing of products, services or the like. Executive shall make full disclosure to the Company of any and all business opportunities pertaining to the Company's business.

         Section 4.8 Statements Concerning the Company. Executive shall refrain, both during his employment relationship with the Company and after such employment relationship terminates, from publishing any oral or written statements about the Company, any of its affiliates, or any of such entities' officers, executives, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company, any of its affiliates, or any of such entities' business affairs, officers, executives, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of the Company, any of its affiliates, or any of such entities' officers, executives, agents or representatives or that give rise to unreasonable publicity about the private lives of the Company, any of its affiliates, or any of such entities' officers, executives, agents, or representatives; or that place the Company, any of its affiliates, or any of such entities' officers, executives, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives.

         Section 4.9 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and the Company shall be entitled to enforce the provisions of this Article by specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to the Company pursuant to any other agreement with Executive.

         Section 4.10 Reasonableness. Executive expressly acknowledges, recognizes and agrees that the restraints imposed by this Article 4 are (a) reasonable as to time, geographic limitation and scope of activity; (b) reasonably necessary to the enjoyment by the Company of the value of its assets and to protect its legitimate interests; and (c) not oppressive. Executive further expressly recognizes and agrees that the restraints imposed by this
Article 4 represent a reasonable and necessary restriction for the protection of the legitimate interests of the Company, that it is and will continue to be difficult to ascertain the harm and damages to the Company that a failure by Executive to comply with such restrictions would cause, that the consideration received by Executive for entering into these covenants and agreements is fair, that the covenants and agreements and their enforcement will not deprive Executive of his ability to earn a reasonable living in the oil and gas industry or otherwise, and that Executive has knowledge and skills in his field that will allow him to obtain employment without violating these covenants and agreements. Executive further


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expressly acknowledges that he has been encouraged to and has consulted independent counsel, and has reviewed and considered this Agreement with that counsel before executing this Agreement.

                                   ARTICLE 5.
                                  MISCELLANEOUS

         Section 5.1 Notices. For purposes of this Agreement, notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Company to:         Grant Geophysical, Inc.
                                       Attention:  Chairman of the Board
                                       16850 Park Row
                                       Houston, Texas 77084
                                       Phone:  281-398-9503

         If to Executive to:           Richard H. Ward
                                       1211 Ripple Creek Drive
                                       Houston, Texas 77057

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         Section 5.2 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without regard to its conflicts of law principles.

         Section 5.3 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Each party further waives his or its right to trial by jury. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

         Section 5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         Section 5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of


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that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

         Section 5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         Section 5.7 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company's employees generally.

         Section 5.8 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         Section 5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         Section 5.10 Affiliate. As used in this Agreement, the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the entity or person in question.

         Section 5.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

         Section 5.12 Term. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Except as specified herein, termination shall not affect any right or obligation of any party hereunder that is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Article 4 shall survive any termination of Executive's employment relationship with the Company and/or of this Agreement.

         Section 5.13 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                    COMPANY:

                                    GRANT GEOPHYSICAL, INC.



                                    By: /s/ DON W. WILSON
                                       -----------------------------------
                                            Don W. Wilson
                                         Chairman of the Board


                                    EXECUTIVE:


                                        /s/ RICHARD H. WARD
                                       -----------------------------------
                                                Richard H. Ward



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